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                                                                   Exhibit 10.48

(NORD LOGO)                                           NORD RESOURCES CORPORATION
                                           3048 N. Seven Dash Road, P.O. Box 384
                                                               Dragoon, AZ 85609
                                             (520) 586-2241 - Fax (520) 586-7020
                                                           www.nordresources.com

March 28, 2005

Mr. John Perry
6740 N Columbus
Tucson, AZ 85718

VIA EMAIL ONLY: jperry3511@aol.com

Dear John:

The Directors of Nord Resources are pleased to offer you the position of Senior Vice President and Chief Financial Officer with all corporate financial and compliance responsibilities. Your strong mining industry background, your honesty, integrity and reputation have led to our decision. We are confident you can make an important contribution to Nord Resources. This revised letter replaces our previous offer dated March 23, 2005.

Your initial salary will be $175,000 per annum, is subject to bi-annual review and is contingent upon Nord Resources receiving funding of at least $10 million dollars. In lieu of a cash salary during the interim period between your acceptance of this offer and Nord receiving its funding, Nord will issue you 20,000 common shares each month on a pro-rata basis.

Upon your written acceptance of this offer, Nord Resources will provide you with a "signing bonus" of 500,000 common shares (restricted as per US Securities
Laws) to be disbursed as follows:

          At your official acceptance date - 250,000 shares; and At your one year anniversary - 250,000 shares.

In addition, you will be granted 500,000 common stock options with a term of five years. The option amounts and exercise prices will be as follows:

     - 200,000 options with an exercise price set at the market closing price on the date of your written acceptance of this offer but at not less than $.30;

     -    100,000 options with an exercise price of $.40;

     -    100,000 options with an exercise price of $.50;

     -    100,000 options with an exercise price of $.60.

You will also receive all normal company benefits and be eligible for participation in company stock option and executive bonus plans as implemented by the Board of Directors.

Subsequent to the date that you have signed this offer, but prior to Nord Resources receiving funding of at least $10 million, or a change in control of the Company, you and the Company shall enter into a definitive Executive Employment Agreement stating the terms of your employment for a period of at least two years, as well as such other standard terms and conditions as the Company may reasonably require, consistent with our internal employment guidelines and policies.

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Nord Resources Corporation has the asset base to build a strong and profitable company with the goal of creating substantial shareholder value over time. We are excited about our prospects and the addition of you to the Nord management team will help ensure the achievement of our common goals.

We look forward to your long and successful career with us.

On behalf of the Board,


/s/ Erland A. Anderson
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Erland A. Anderson
President & COO

cc:  Mr. Ron Hirsch
     Mr. Steve Seymour
     file

Accepted:

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Date:
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